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                                                                 Exhibit 10.5

                              EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 22nd day of June, 1998 by and between NORTHERN RADIO NETWORK CORP. ("Company") and Mark Thomas ("Thomas").

    WHEREAS, the Company desires to employ Thomas as the "President and Chief Operating Officer" of the Company;

    WHEREAS, Thomas has agreed to provide such services in accordance with the terms and conditions of this Agreement;

    NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1. Employment. Company shall employ Thomas as the President and Chief Operating Officer during the term of this Agreement and Thomas hereby accepts such employment. Thomas shall be responsible for all of the day-to-day operational aspects of the Company; shall supervise all other officers and employees of the Company except the Chief Executive Officer; and shall have such other duties regarding the Company as shall be determined from time to time by the Chief Executive Officer or the Board of Directors of the Company ("Board"). Thomas agrees to devote his full business time to providing services to the Company as herein provided and shall perform his duties faithfully and diligently.

    2. Term of Employment. The term of employment of Thomas shall be for a term of three (3) years from the date of this Agreement ("Initial Term") and shall automatically extend for additional terms of one (1) year ("Renewal Term") unless this Agreement is terminated as of the last day of the Initial Term or as of the last day of any Renewal Term upon not less than ninety (90) days prior written notice by either party to the other, subject to earlier termination as provided in paragraphs 4, 5, and 6 hereof.

    3. Compensation.

    (a) Base Salary. Commencing as of the date of this Agreement, Thomas shall be paid an initial base salary at the annual rate of $108,000 ("Initial Base Salary"), payable in equal installments semi-monthly, until the date that Thomas' increased base salary becomes effective (as defined herein). Commencing on the date that the Company completes full funding of the $7.5 million offering of its common stock, which offering is being made pursuant to the Company's Registration Statement on form SB-2 to be filed with the Securities and Exchange Commission on or about June 23, 1998 (the "Offering"), or the Company otherwise increases its paid in capital to such a level during the term of this Agreement, whichever event occurs first ("Minimum Capitalization"), Thomas' Initial Base Salary shall be increased retroactively to January 1, 1998 to an annual rate of $125,000 ("Increased Base Salary").

    (b) Cash Bonus. Thomas shall be paid a cash bonus, if any, within the sole discretion of the Board of Directors of the Company. Such bonus shall be paid within a reasonable


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period of time after the Board of Directors in its discretion awards such cash bonus, but not to exceed a period of ninety (90) days of the end of the Company's accounting period during which the cash bonus was declared. In addition, Thomas shall be entitled to receive a one-time cash bonus payable no later than 30 days after closing of the Company's Offering, in the amount of $25,000, assuming the Offering raises at least $7.5 million in aggregate gross proceeds, or in the amount of $20,000 if the Offering raises less than $7.5 million but more than $5.0 million in gross aggregate proceeds. No one-time cash bonus shall be payable in the event that the aggregate gross Offering proceeds are less than $5.0 million.

    (c) Stock Bonus. Thomas shall receive a stock bonus, if any, within the sole discretion of the Board of Directors of the Company. Such stock bonus shall be implemented within a reasonable period of time after the Board of Directors in its discretion awards such stock bonus, but not to exceed a period of ninety
(90) days of the end of the Company's accounting period during which the stock bonus was declared. In addition, assuming the Offering raises at least $5.0 million in aggregate gross proceeds, Thomas shall be entitled to receive a one-time stock bonus issuable no later than 30 days after closing of the Company's Offering, in an amount of the Company's $.001 par value unregistered (restricted) Common Stock equal to the greater of 10,000 shares of such Common Stock, or a number of such shares equal to .04% of the total shares of Common Stock outstanding after the Offering is complete . No one-time stock bonus shall be payable in the event that the aggregate gross Offering proceeds are less than $5.0 million.

    (d) Vacation. Thomas shall be entitled to paid vacation and paid Federal and state holidays in accordance with the vacation policy of the Company then in effect, but no less than three (3) weeks of vacation each year.

    (e) Other Benefits. Thomas shall be entitled to participate in all benefit programs made generally available to other management employees of the Company, on the same terms and conditions as they are offered to others, including but not limited to medical, dental, and term life insurance benefits. Thomas shall also be provided, at Company expense, with a vehicle equipped with a cellular telephone for business use, including all transportation and insurance costs associated therewith.

    (f) Severance Payment. In the event of the termination of Thomas's employment hereunder prior to the end of the Initial Term, or any Renewal Term, by the Company without cause (except termination upon death or total and permanent disability) including any deemed termination by the Company as set forth in paragraph 4(b) hereof, the Company shall pay Thomas liquidated damages equal to the Base Salary (less withholding and payroll taxes) Thomas would otherwise be entitled to receive for the unexpired term of this Agreement, or for a period of one year, whichever is the lesser amount, which sum is payable at the time that Thomas' periodic salary payments would be made, but reduced from the date of termination by the amount of other income received by Thomas from any other employment for that time period. Such payments shall be in full settlement of any and all claims Thomas may have against the Company for such termination.

    (g) Stock Option Grants/Employee Stock Ownership Plan. Thomas shall be entitled to participate and receive stock option grants from the Company's Employee Stock Option Plan ("ESOP") during his employment with the Company, at the discretion of the Board of Directors or committee of the Board responsible to administer the ESOP, in amounts which are proportional to and at the same time as option grants are made to other members of the Company's senior


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management and according to terms and conditions which are comparable to such
ESOP option grants received by other members of the Company's senior management.

    4. Termination of Employment.

    (a) Termination For Cause. The Company may terminate the employment of Thomas at any time for cause (as hereinafter defined) upon written notice. The term "for cause" shall mean:

          (i) the continued failure by Thomas to substantially perform his primary duties as President and Chief Operating Officer of the Company in a reasonable professional manner other than due to temporary or total disability or death, after a written demand for such substantial performance is delivered to Thomas by the Board of Directors of the Company;

          (ii) the unauthorized dissemination of significant trade secrets or other proprietary property of the Company;

          (iii) the commission of a felony or commission of a crime involving dishonesty or moral turpitude;

          (iv) the commission of any act or acts of dishonesty which acts are intended to result or do result directly or indirectly in gain or personal enrichment of Thomas or a related person or affiliated company or when such acts are intended to cause harm or damages to the Company;

          (v) the illegal use of controlled substances;

          (vi) the continued use of alcohol so as to have an adverse effect on the performance of his duties;

          (vii) the misappropriation or embezzlement of Company assets;

          (viii) the knowingly furnishing of material false reports or information to the directors or officers of the Company; or

          (ix) the making of serious disparaging remarks regarding the Company publicly or to suppliers and/or customers or potential customers of the Company.

    (b) Default. Either party may terminate this Agreement upon the breach of any material provision of this Agreement by the other party upon thirty (30) days prior written notice; provided, however, that such termination notice shall not be effective if the defaulting party corrects such default prior to the date of termination. Termination by Thomas of his employment hereunder by reason of the default of the Company shall be deemed for all purposes of this Agreement a termination by the Company without cause.

    5. Disability. The Company may terminate the employment of Thomas under this Agreement by written notice upon the total and permanent disability of Thomas. Total and


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permanent disability shall mean the inability of Thomas to substantially perform the essential functions of his position, with or without reasonable accommodations, due to sickness or other physical or mental disability, for ninety (90) days in any one hundred twenty (120) day period or a period of time which exceeds the time for medical leave provided by law, whichever period is longer. The Company shall give Thomas written notice of any termination hereunder.

    6. Death. The employment of Thomas under this Agreement automatically terminates upon the death of Thomas.

    7. Expense Reimbursement. Thomas shall be reimbursed, upon a proper accounting, for all expenses reasonably incurred in connection with this employment hereunder, including all reasonable travel and entertainment expenses pursuant to Company policy.

    8. Confidential Information. During the Initial Term or any Renewal Term of this Agreement, Thomas shall not use or disclose to others, without the prior written consent of the Company, any customer lists, trade secrets, secret know-how, or other confidential information relative to the business of the Company obtained by Thomas in the course of rendering services pursuant to this Agreement. The obligation of Thomas with respect to any item of such information shall terminate if that item of information becomes disclosed in published literature or otherwise becomes publicly available, provided that such public disclosure did not result, directly or indirectly, from any act or omission of Thomas. Upon the leaving the employ of the Company for any reason, Thomas shall continue to be bound by this Paragraph 8 for a period of two (2) years, and shall not take with him any customer lists, confidential data, or other documents and instruments which are the property of the Company. All such data, documents and instruments and all copies thereof shall be surrendered by Thomas to the Company on or prior to the termination of his employment.

    9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand or upon delivery to the address set forth below, if delivered by any other means, addressed to the party and delivered to the address set forth below or to such other address as such party gives written notice in substitution therefor:

          (i) if to Company:

                Northern Radio Network Corporation
                1491 US-32 West
                Alpena, Michigan  49707
                Attention: Robert M. Currier, Chairman and
                Chief Executive Officer




          (ii) if to Thomas:

                 Mark  Thomas
                 406 State Avenue
                 Alpena, Michigan 49707


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    10. Limitations.

    (a) Non-Compete. Thomas agrees that during the term of his employment with the Company hereunder and for a period of two (2) years thereafter he shall refrain, directly and indirectly, jointly and severally, from managing, operating, financing, participating in the ownership, management or operation of or be employed by, consult with, advise or be otherwise engaged in any manner with, any business engaged in the providing of radio broadcast services competitive to those provided by the Company in any of the locations where the Company provides such radio broadcast services, which locations are defined to include all areas within a radius of 75 miles from any existing sales or tower facility utilized in the Company's business as of the date that Thomas leaves the Company's employment. Ownership of less than 5% of companies whose securities are publicly traded and which compete with the Company's business is not prohibited by this Agreement.

    (b) Non-solicitation of Customers. Thomas agrees that during the term of his employment with the Company hereunder and for a period of two (2) years thereafter he shall not, on his own behalf, or on behalf of another, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of the Company with a view to the providing of services or products which are competitive with those that are marketed or provided by the Company as of the date that Thomas leaves the Company's employment, provided that these restrictions shall apply only to customers or prospects of the Company which have been customers or prospects with whom Thomas has had contacts on behalf of the Company.

    (c) Non-solicitation of Employees. Thomas agrees that during the term of his employment hereunder and for a period of two (2) years thereafter, Thomas will not directly or indirectly solicit or in any other manner encourage employees of the Company to leave its employ for an engagement in any capacity with any other company or entity.

    (d) Limitations. Notwithstanding the foregoing, the covenants of Thomas pursuant to this paragraph 10 shall terminate upon the termination of Thomas's employment by the Company without cause or by Thomas by reason of the Company's breach of its obligations hereunder.

    11. Dispute Resolution. Any dispute regarding the interpretation, breach, damages or otherwise related to the interpretation or construction of this Agreement shall be resolved by binding arbitration before one or more arbitrators appointed by the American Arbitration Association ("AAA") in the city of Alpena, Michigan, pursuant to the AAA's Commercial Arbitration Rules. Either party may institute the action by notice to the AAA and to the other party. Prior to the filing of any complaint with the AAA, the parties shall meet and attempt to resolve the dispute. The cost of such arbitration shall be borne equally by the parties. Any decision or award by said arbitrator(s) shall be binding on the parties. Notwithstanding the foregoing, any party hereto may apply to any court for a temporary or permanent injunction or restraining order to specifically enforce any provision hereof.

    12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon Thomas and his estate and personal representatives and upon the Company and its successors and assigns. This Agreement may not be assigned, pledged or otherwise hypothecated by Thomas.


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    13. Successors and Assigns. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or outstanding securities of the Company, by written agreement in form and substance reasonably satisfactory to counsel to Thomas to perform the obligations of the Company pursuant to this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the event the Company has a parent, the parent shall guaranty the obligations of the Company hereunder. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company regardless of whether such successor or assign consents in writing thereto. The rights of Thomas hereunder shall inure to the benefit of and be enforceable by Thomas and his estate and legal representative.

    14. Severability. In the event of the invalidity, in whole or in part, of any term or provision of this Agreement, the parties agree that such invalidity shall not affect the validity of any other term or provision of this Agreement and that such provision shall be subject to partial enforcement to the extent permitted under applicable law.

    15. Entire Agreement. This Agreement constitutes the entire understandings of the parties with respect to the employment of Thomas by the Company and supersedes all prior agreements and understandings, oral or written.

    16. Amendments. This Agreement may not be amended or modified except in a writing signed by both parties.

    17. Waiver. The failure by a party to insist upon strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing to be enforceable hereunder.

    18. Governing Law. This Agreement shall be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Michigan, without giving effect to the rules governing conflicts of law.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    NORTHERN RADIO NETWORK CORP.



                                    By: /s/ Robert M. Currier
                                       ----------------------------------------
                                       Robert M. Currier,  Chairman and Chief
                                       Executive Officer

                                    Mark Thomas


                                    /s/ Mark Thomas
                                    -------------------------------------------




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